FISCHER-WATT GOLD COMPANY, INC.
                                      2582 Taft Court
                                 Lakewood, Colorado 80215
                                      (303) 232-0292



October 18, 2010


U.S. Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

ATTN:  Jennifer O'Brien

	Re:	Comment Letter, dated October 1, 2010, regarding
		Fischer-Watt Gold Company, Inc.
		Form 10-K for Fiscal Year Ended January 21, 2010
		Filed May 17, 2010
		Form 10-Q for Fiscal Quarter Ended July 31, 2010
		Filed September 14, 2010
		File No. 000-17386

Dear Ms. O'Brien:

	On behalf of Fischer-Watt Gold Company, Inc., request is hereby made for a ten (10) day extension to file the responses to the above-referenced comment letter, or until October 28, 2010.

					Sincerely,


					/s/ Peter Bojtos
					Peter Bojtos
					President